UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 16, 2022

Jones Soda Co.

(Exact Name of Registrant as Specified in Its Charter)

Washington

(State or Other Jurisdiction of Incorporation)

0-28820	52-2336602
(Commission File Number)	(IRS Employer Identification No.)

66 South Hanford Street, Suite 150, Seattle, Washington	98134
(Address of Principal Executive Offices)	(Zip Code)

(206) 624-3357

(Registrant's Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☒ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

None

Securities registered pursuant to Section 12(g) of the Act:

Common Stock, no par value

Item 1.01 Entry Into a Material Definitive Agreement

On April 16, 2022, Jones Soda Co. (the “Company”) and Simply Better Brands Corp. (“SBBC”) entered into a binding offer to purchase (the “LOI”) pursuant to which SBBC and the Company agreed to complete an arm’s length business combination through the acquisition by SBBC of all of the issued and outstanding common shares of the Company (the “Transaction”).

Pursuant to the terms of the LOI, SBBC agreed to purchase 100% of the issued and outstanding common shares of the Company ("Jones Shares") at a deemed value of $0.75 per Jones Share, payable in fully paid and non-assessable common shares of SBBC (“SBBC Shares”) based on a price per SBBC Share equal to $3.65. In addition, SBBC will assume all outstanding debt of the Company and exchange any dilutive securities of the Company for materially similar securities of SBBC based on an implied ratio of 0.20548 SBBC Shares for each one (1) Jones Share held, with the aggregate value of the Transaction being approximately $98,902,257 on a fully-diluted basis.

Each of the Company and SBBC agreed to conduct a due diligence investigation of the shares, share capital, prospects, business, assets, contracts, operations, records, rights, liabilities and obligations of the other, including financial, marketing, employee, legal, regulatory and environmental matters. (“Due Diligence Investigation”). Further, the Company and SBBC agreed that they will each have a 30-day, or a mutually agreed upon, period (“Due Diligence Period”) commencing on the execution of the LOI within which to complete their respective Due Diligence Investigations and receive acceptable tax analysis.

The Transaction is subject to a number of terms and conditions, including, but not limited to, the parties entering into a definitive agreement (the “Definitive Agreement”) with respect to the Transaction on or before June 30, 2022 (such agreement to include representations, warranties, conditions and covenants typical for a transaction of this nature), mutually favorable tax and corporate structuring, the approval by shareholders of both SBBC and the Company, and the approval of the TSX Venture Exchange or such other recognized stock exchange as the SBBC Shares may become listed after completion of the Transaction, and if applicable, disinterested shareholder approval. The Company is also required to enter voting and support agreements with all officers, directors, and insiders holding in excess of 5% of the issued and outstanding Jones Shares, and SBBC is required to enter voting support agreements with any shareholder holding in excess of 15% of the issued and outstanding SBBC Shares.

Each of the Company and SBBC may terminate the LOI by written notice to the other in the following circumstances: (a) to accept an unsolicited bona fide written proposal from an arm’s length third party to acquire all outstanding shares or all or substantially all assets, where such offer did not result from or involve a breach of the mutual exclusivity provisions of the LOI; (b) if the Due Diligence Investigation on the other party results in a discovery of a material fact in respect of the other party which would reasonably be expected to have a material adverse effect on such other party, or (c) if either party receives corporate, securities or tax advice which makes the completion of the Transaction undesirable, or will result in a structure which is commercially unreasonable. If the LOI is terminated pursuant to the above, the party that terminates the LOI shall reimburse the other party upon demand for all of their out-of-pocket expenses, in an amount not to exceed $500,000, that shall have been incurred by them in connection with the proposed Transaction.

The LOI also contains customary confidentiality, mutual exclusivity and standstill provisions.

In accordance with the terms of the LOI, upon completion of the Transaction, SBBC intends to change its name to "Jones Soda" or some derivation thereof and the board of directors of the combined company is intended to consist of the members of the Company’s current board of directors plus an additional director to be named by SBBC.

The foregoing description of the LOI does not purport to be complete and is qualified in its entirety by reference to the full text of the LOI, which is attached hereto as Exhibit 2.1 and is incorporated herein by reference.

Item 8.01. Other Events.

On April 21, 2022, the Company and SBBC issued a joint press release announcing the execution of the LOI. A copy of the joint press release is attached hereto as Exhibit 99.1, and is incorporated by reference herein.

Forward-looking Statements

This current report on Form 8-K contains “forward-looking statements” that are subject to risks and uncertainties. These forward looking statements include the expected timetable for completing the Transaction, future financial and operating results, including but not limited to anticipated post acquisition annual sales and combined gross margin, benefits and synergies of the proposed Transaction and other statements about the future expectations, beliefs, goals, plans or prospects of the management of each of the Company and SBBC. These statements are based on current expectations, estimates, forecasts and projections and management assumptions about the future performance of each of the Company, SBBC and the combined corporation, as well as the businesses and markets in which they do and are expected to operate. These statements constitute forward-looking statements within the meaning of applicable United States and Canadian securities laws and include words such as “expects,” “believes,” “estimates,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans, “seeks,” “indicates” and variations of such words and similar expressions that are intended to identify such forward-looking statements which are not statements of historical fact. These forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to assess. Actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. The closing of the proposed Transaction is subject to regulatory approvals, the approval of the stockholders of the Company and SBBC, and other customary closing conditions. There is no assurance that such conditions will be met or that the proposed transaction will be consummated within the expected time frame, or at all. If the Transaction is consummated, factors that may cause actual outcomes to differ from what is expressed or forecasted in these forward-looking statements include, among things: difficulties and delays in integrating the Company and SBBC and achieving anticipated synergies, cost savings and other benefits from the Transaction; higher than anticipated Transaction costs; operating costs, customer loss and business disruption following the Transaction, including difficulties in maintaining relationships with employees, may be greater than expected; the strength of the U.S. and Canadian economies in general, and of the local economies in which the surviving corporation will operate, may be different than expected; changes in the U.S. or Canadian legal and regulatory framework; and adverse conditions in the stock market, the public debt market and other capital markets which would negatively affect the surviving corporation’s business and operating results. For a more complete list and description of such risks and uncertainties, refer to the Company’s Form 10-K for the year ended December 31, 2021, as well as other filings made by the Company with the SEC. Except as required under the U.S. federal securities laws and the rules and regulations of the SEC, the Company disclaims any intention or obligation to update any forward-looking statements after the distribution of this Form 8-K, whether as a result of new information, future events, developments, changes in assumptions or otherwise.

Important Notice

This Form 8-K does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. In connection with the proposed Transaction, SBBC is expected to file with the United States Securities and Exchange Commission (“SEC”) a Registration Statement on Form S-4 (the “Registration Statement”) that will include a Proxy Statement of the Company (the “Proxy Statement”) and a Prospectus of SBBC (the “Prospectus”), as well as other relevant documents concerning the proposed Transaction. Investors and security holders of both the Company and SBBC are urged to read the Registration Statement and the Proxy Statement/Prospectus regarding the Transaction when it becomes available and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information about the proposed Transaction. A free copy of the Proxy Statement/Prospectus, as well as other filings containing information about SBBC and the Company, may be obtained at the SEC’s Internet site (http://www.sec.gov), from SBBC by going to SBBC’s Investor Relations page on its website at https://www.simplybetterbrands.com/investor-relations, or from the Company by going to the Company’ Investor Relations page on its website at https://www.jonessoda.com/pages/investor-relations.

Participants in the Solicitation

This Form 8-K is not a solicitation of a proxy from any shareholder of SBBC or the Company. However, SBBC and the Company and certain of their directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of the Company in connection with the proposed Transaction. Information about the directors and executive officers of the Company is set forth in the proxy statement for the Company’s 2022 annual meeting of shareholders, as filed with the SEC on a Schedule 14A on April 1, 2022. Information about the directors and executive officers of SBBC is set forth in the management information circular for SBBC’s 2021 annual general and special meeting of shareholders, as filed on the System for Electronic Document Analysis and Retrieval (SEDAR) on June 11, 2021. Additional information regarding the interests of these participants and other persons who may be deemed participants in the Transaction may be obtained by reading the Proxy Statement/Prospectus regarding the proposed Transaction when it becomes available. Free copies of this document may be obtained as described in the preceding paragraph.

Item 9.01 Financial Statements and Exhibits

Exhibit No.	Description

2.1	Binding Offer to Purchase dated April 16, 2022

99.1	Press release dated April 21, 2022.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JONES SODA CO. (Registrant)

April 21, 2022	By:	/s/ Mark Murray
Mark Murray President and Chief Executive Officer